UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2015

Commission File Number: 000-53311

Jayhawk Energy, Inc.

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	20-0990109 (I.R.S. Employer Identification No.)

611 E. Sherman Ave., Coeur d’Alene, Idaho 83814

(Address of principal executive offices) (Zip Code)

208-667-1328

 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02

Entry into a Material Definitive Agreement

On June 30, 2015 JayHawk Energy, Inc. (the “Company” or “JayHawk”) entered into a revolving credit loan (the “Loan”) agreement with Vast Exploration, LLC (“Vast”).  The Loan is evidenced by the Revolving Credit Note (the “Note”) attached hereto as Exhibit 10.1. The Loan permits the Company to borrow up to One Hundred Thousand Dollars ($100,000) at a rate equal to one and a half percent (1.5%) per month of the unpaid principal balance on the Loan. The Company is required to pay principal on demand or, if not sooner demanded, then on or before June 30, 2016. The Company is required to pay interest on demand or, if not sooner demanded, then on the 1st day of each month, commencing August 1, 2015. After demand, interest on the outstanding balance of the Loan will accrue at a rate equal to two percent (2%) per month. Vast has the right, at any time after the date of the Loan, at its election, to convert all or part of the Loan into shares of fully paid and non-assessable shares of common stock of the Company.

Vast is a controlling shareholder of the Company and an affiliate of Vast Petroleum Corp. – an entity that entered into a joint development agreement for the Company’s oil and gas operations in Kansas in May 2014. Vast Petroleum Corp. was not a party to the Loan. Scott Mahoney, the Chairman of the board for the Company, is the individual who possesses voting and dispositive authority on behalf of Vast. Mr. Mahoney, acting in his capacity of Chairman of the Board of the Company, recused himself from voting on the approval of the Loan.

The foregoing summary of the Loan terms is qualified in its entirety by the Revolving Credit Note attached as Exhibit 10.1.

Item 9.01

Financial Statements and Exhibits

The following Exhibits are filed herewith:

Exhibit

Number

Description

10.1

Revolving Credit Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JAYHAWK ENERGY, INC.

/s/ Kelly J. Stopher

______________________________

By:  Kelly J. Stopher

Title: Interim President/CEO, CFO